Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) April 14, 2023
FIRST QUARTER 2023 RESULTS AND KEY METRICS	CEO COMMENTARY

RETURNED $1.0 BILLION IN DIVIDENDS TO COMMON SHAREHOLDERS

PAYOUT RATIO OF 23%(3)

BOOK VALUE PER SHARE OF $96.59

TANGIBLE BOOK VALUE PER SHARE OF $84.21(4)

New York, April 14, 2023 – Citigroup Inc. today reported net income for the first quarter 2023 of $4.6 billion, or $2.19 per diluted share, on revenues of $21.4 billion. This compares to net income of $4.3 billion, or $2.02 per diluted share, on revenues of $19.2 billion for the first quarter 2022.

First quarter results included divestiture-related impacts of $953(5) million in earnings before taxes ($648 million after-tax), primarily driven by a gain on the sale of the India consumer business, recorded in Legacy Franchises. Excluding these divestiture-related impacts, earnings per share was $1.86(5). This compares to divestiture-related impacts in the first quarter 2022 of $(677) million(5) in earnings before taxes ($(588) million after-tax), primarily driven by goodwill impairment related to Asia Consumer Banking, also recorded in Legacy Franchises.

Revenues increased 12% from the prior-year period and 6% excluding the divestiture-related impacts(5), as growth in net interest income was partially offset by lower non-interest revenues. The higher net interest income was driven by the impact of higher interest rates across businesses, including Services and Markets in Institutional Clients Group (ICG), as well as strong growth in average loans in US Personal Banking within Personal Banking and Wealth Management (PBWM). The lower non-interest revenues reflected declines in Investment Banking and Markets in ICG and lower investment product revenues in Global Wealth Management in PBWM.

Net income of $4.6 billion increased 7% from the prior-year period, and decreased 19% excluding the divestiture-related impacts(5). The increase in net income was primarily driven by the higher revenue, partially offset by higher expenses and higher cost of credit.

Earnings per share of $2.19 increased 8% from the prior-year period, reflecting the higher net income and an approximate 1% decline in average diluted shares outstanding.

Citi CEO Jane Fraser said, "Citi delivered strong operating performance, showing good revenue growth and expense discipline despite the tumultuous environment for banks. Our robust and well-managed balance sheet was a source of strength for our clients and we continue making progress in executing our strategy focused on our five core interconnected businesses while simplifying and transforming the firm.

"TTS continued to perform extremely well, growing non-interest revenue on new mandates and strong cross-border activity. Markets saw the third best quarter in the last decade in Fixed Income. Banking activity picked up from the end of 2022. Our two cards businesses are showing momentum. While it is not an ideal environment for wealth management, the drivers of this business continue to be very positive, and we announced that Andy Sieg will be joining us as its CEO later this year.

"We closed the sale of two consumer franchises, which contributed to our healthy pace of capital generation. We ended the quarter with a CET1 ratio of 13.4%. We are committed to increasing the amount of excess capital we return over time as well as delivering with excellence for our clients and shareholders," Ms. Fraser concluded.

Percentage comparisons throughout this press release are calculated for the first quarter 2023 versus the first quarter 2022, unless otherwise specified.

First Quarter Financial Results

Citigroup ($ in millions, except per share amounts and as otherwise noted)	1Q'23	4Q'22	1Q'22	QoQ%	YoY%
Institutional Clients Group	$11,233	$9,159	$11,160	23%	1%
Personal Banking and Wealth Management	6,448	6,096	5,905	6%	9%
Legacy Franchises	2,852	2,052	1,931	39%	48%
Corporate / Other	914	699	190	31%	NM
Total revenues, net of interest expense	21,447	18,006	19,186	19%	12%

Total operating expenses	13,289	12,985	13,165	2%	1%

Net credit losses	1,302	1,180	872	10%	49%
Net ACL build / (release)(a)	241	640	(138)	(62)%	NM
Other provisions(b)	432	25	21	NM	NM
Total cost of credit	1,975	1,845	755	7%	NM

Income from continuing operations before income taxes	6,183	3,176	5,266	95%	17%
Provision for income taxes	1,531	640	941	NM	63%
Income from continuing operations	4,652	2,536	4,325	83%	8%
Income (loss) from discontinued operations, net of taxes	(1)	(2)	(2)	50%	50%
Net income attributable to non-controlling interest	45	21	17	NM	NM
Citigroup's net income	$4,606	$2,513	$4,306	83%	7%

Income (loss) from continuing operations, net of taxes
Institutional Clients Group	3,298	1,916	2,658	72%	24%
Personal Banking and Wealth Management	489	114	1,860	NM	(74)%
Legacy Franchises	606	75	(385)	NM	NM
Corporate / Other	259	431	192	(40)%	35%

EOP loans ($B)	652	657	660	(1)%	(1)%
EOP assets ($B)	2,455	2,417	2,394	2%	3%
EOP deposits ($B)	1,330	1,366	1,334	(3)%	-

Book value per share	$96.59	$94.06	$92.03	3%	5%
Tangible book value per share(4)	$84.21	$81.65	$79.03	3%	7%
Common Equity Tier 1 (CET1) Capital ratio(2)	13.4%	13.0%	11.4%
Supplementary Leverage ratio (SLR)(2)	5.9%	5.8%	5.6%
Return on average common equity	9.5%	5.0%	9.0%
Return on average tangible common equity (RoTCE)(1)	10.9%	5.8%	10.5%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions for policyholder benefits and claims, HTM debt securities and other assets.

Citigroup

Citigroup revenues of $21.4 billion in the first quarter 2023 increased 12%. Excluding the divestiture-related impacts, primarily driven by the gain on the sale of the India consumer business in the current quarter, revenues were up 6%. The higher revenues reflected strength across Services and Fixed Income Markets, as well as strong average loan growth in US Personal Banking. The higher revenues were partially offset by a decline in Investment Banking and Equity Markets and lower investment product revenues in Global Wealth Management, as well as impacts from the closed exit markets and wind-downs.

Citigroup operating expenses of $13.3 billion in the first quarter 2023 increased 1%. Operating expenses included approximately $73 million of divestiture-related costs in the current quarter, compared to approximately $559 million in the prior-year period. Excluding these costs in both periods, expenses increased 5%, largely driven by transformation investments and other risk and control investments, resulting in an increase in direct staff, driving higher compensation and benefits. This increase in expenses was also driven by the impact of inflation and severance costs. The increase in expenses was partially offset by the benefit of productivity savings and foreign exchange translation as well as expense reduction from the closed exit markets and wind-downs.

Citigroup cost of credit was approximately $2.0 billion in the first quarter 2023, compared to $0.8 billion in the prior-year period, reflecting a net build in the allowance for credit losses (ACL) for loans and unfunded commitments of $241 million and other provisions of $432 million, primarily driven by macroeconomic deterioration and growth in card revolving balances in PBWM. This compared to a net ACL release for loans and unfunded commitments of $(138) million in the prior-year period. The higher cost of credit also reflected higher net credit losses, primarily driven by ongoing normalization in Branded Cards and Retail Services.

Citigroup net income of $4.6 billion in the first quarter 2023 increased 7% from the prior-year period, primarily driven by the higher revenue, partially offset by the higher expenses and the higher cost of credit. Citigroup’s effective tax rate was approximately 25% in the current quarter, including the impact of divestitures, versus 18% in the first quarter 2022, which had higher discrete tax benefits.

Citigroup’s total allowance for credit losses on loans was approximately $17.2 billion at quarter end, with a reserve-to-funded loans ratio of 2.65%, compared to $15.4 billion, or 2.35% of funded loans, at the end of the prior-year period. Total non-accrual loans decreased 23% from the prior-year period to $2.6 billion. Consumer non-accrual loans decreased 8% to $1.4 billion and corporate non-accrual loans decreased 35% to $1.2 billion.

Citigroup’s end-of-period loans were $652 billion at quarter end, down 1% versus the prior-year period, as growth in PBWM was more than offset by a decline in ICG and Legacy Franchises.

Citigroup’s end-of-period deposits were approximately $1.3 trillion at quarter end, largely unchanged versus the prior-year period, as a decrease in PBWM, largely reflecting Wealth clients putting cash to work in fixed income investments on the businesses’ platform, was offset by an increase in institutional certificates of deposit in Corporate/Other.

Citigroup’s book value per share of $96.59 and tangible book value per share of $84.21 at quarter end increased 5% and 7%, respectively, versus the prior-year period, largely driven by net income, partially offset by adverse movements in the accumulated other comprehensive income (AOCI) component of equity and the payment of common dividends. At quarter end, Citigroup’s CET1 capital ratio was 13.4% versus 13.0% in the prior quarter, largely driven by the benefits of net income, closing of exit markets, and positive AOCI impact through Citigroup’s investment portfolio. The increase in the CET1 capital ratio was partially offset by the payment of common dividends. Citigroup’s Supplementary Leverage ratio for the first quarter 2023 was 5.9% versus 5.8% in the prior quarter. During the quarter, Citigroup returned a total of $1 billion to common shareholders in the form of dividends.

Institutional Clients Group ($ in millions, except as otherwise noted)	1Q'23	4Q'22	1Q'22	QoQ%	YoY%
Securities Services	$1,056	$1,040	$858	2%	23%
Treasury and Trade Solutions	3,411	3,286	2,607	4%	31%
Total Services revenues	4,467	4,326	3,465	3%	29%
Fixed Income Markets	4,454	3,211	4,289	39%	4%
Equity Markets	1,147	733	1,520	56%	(25)%
Total Markets revenues	5,601	3,944	5,809	42%	(4)%
Investment Banking	774	645	1,028	20%	(25)%
Corporate Lending(a)	590	544	689	8%	(14)%
Total Banking revenues(a)	1,364	1,189	1,717	15%	(21)%
Product revenues, net of interest expense(a)	11,432	9,459	10,991	21%	4%
Gain / (loss) on loan hedges	(199)	(300)	169	34%	NM
Total revenues, net of interest expense	11,233	9,159	11,160	23%	1%

Total operating expenses	6,973	6,601	6,723	6%	4%

Net credit losses	22	104	30	(79)%	(27)%
Net ACL build / (release)(b)	(245)	(54)	948	NM	NM
Other provisions(c)	151	6	(7)	NM	NM
Total cost of credit	(72)	56	971	NM	NM

Net income	$3,258	$1,896	$2,640	72%	23%

Services Key Drivers
Cross border transaction value ($B)	83	81	76	2%	10%
Commercial card spend volume ($B)	16	15	11	4%	40%
US dollar clearing volume (#MM)	38	38	36	-	6%
Assets under custody and/or administration (AUC/AUA) ($T)	23	22	23	4%	-

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on credit derivatives as well as the mark-to-market on loans at fair value. For additional information, please refer to Footnote 6.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions for HTM debt securities and other assets.

Institutional Clients Group

ICG revenues of $11.2 billion were up 1% (including gain/(loss) on loan hedges)(6), as strength in Treasury and Trade Solutions (TTS), Securities Services, and Fixed Income Markets was partially offset by declines in Banking and Equity Markets.

Services revenues of $4.5 billion increased 29%. TTS revenues of $3.4 billion increased 31%, driven by 41% growth in net interest income and 13% growth in non-interest revenue. Strong performance in TTS was driven by higher interest rates and business actions, which included growing deposits, managing repricing, and driving fee growth. Securities Services revenues of $1.1 billion increased 23%, as net interest income increased 94%, driven by higher interest rates across currencies, partially offset by a 6% decrease in non-interest revenue due to the impact of lower market valuations on assets under custody and administration.

Markets revenues of $5.6 billion decreased 4%, as growth in Fixed Income Markets was more than offset by a decline in Equity Markets. Fixed Income Markets revenues of $4.5 billion increased 4%, largely driven by strength in rates and currencies, partially offset by lower revenues in spread products / other fixed income. Equity Markets revenues of $1.1 billion were down 25%, primarily reflecting reduced client activity in cash and equity derivatives relative to a very strong quarter last year.

Banking revenues of $1.2 billion decreased 38%, including gain/loss on loan hedges in the current quarter and the prior-year period. Excluding gain/loss on loan hedges(6), Banking revenues of $1.4 billion decreased 21%, driven by lower revenues in Investment Banking and Corporate Lending. Investment Banking revenues of $774 million decreased 25%, as continued geopolitical uncertainty, heightened macroeconomic uncertainty and volatility continued to impact client activity. Excluding gain/loss on loan hedges(6), Corporate Lending revenues decreased 14% versus the prior-year period, driven by lower volumes and higher credit default swap premiums.

ICG operating expenses of $7.0 billion increased 4%, driven by transformation investments, other risk and control investments, and volume-related expenses, partially offset by the impacts of foreign exchange translation and productivity savings.

ICG cost of credit of $(72) million, compared to $971 million in the prior-year period, included a net ACL release for loans and unfunded commitments of $(245) million, other provisions of $151 million, and net credit losses of $22 million.

ICG net income of $3.3 billion increased 23%, largely driven by the lower cost of credit and the higher revenues, partially offset by the higher expenses.

Personal Banking and Wealth Management ($ in millions, except as otherwise noted)	1Q'23	4Q'22	1Q'22	QoQ%	YoY%
Branded Cards	$2,466	$2,376	$2,090	4%	18%
Retail Services	1,613	1,420	1,299	14%	24%
Retail Banking	613	608	595	1%	3%
Total US Personal Banking revenues	4,692	4,404	3,984	7%	18%
Private Bank	567	589	779	(4)%	(27)%
Wealth at Work	193	195	183	(1)%	5%
Citigold	996	908	959	10%	4%
Total Global Wealth Management revenues	1,756	1,692	1,921	4%	(9)%
Total revenues, net of interest expense	6,448	6,096	5,905	6%	9%

Total operating expenses	4,254	4,307	3,889	(1)%	9%

Net credit losses	1,094	908	691	20%	58%
Net ACL build / (release)(a)	501	752	(1,064)	(33)%	NM
Other provisions(b)	(4)	6	(3)	NM	(33)%
Total cost of credit	1,591	1,666	(376)	(5)%	NM

Net income	$489	$114	$1,860	NM	(74)%

Key Indicators ($B)
US Personal Banking average loans	183	180	161	2%	14%
US Personal Banking average deposits	111	111	118	-	(6)%
US cards average loans	146	143	128	2%	14%
US credit card spend volume(c)	137	152	128	(10)%	7%
Global Wealth Management client assets	759	746	788	2%	(4)%
Global Wealth Management average loans	150	150	151	-	(1)%
Global Wealth Management average deposits	323	320	329	1%	(2)%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(b) Includes provisions for policyholder benefits and claims, HTM debt securities and other assets.

(c) Credit card spend volume was previously referred to as card purchase sales

Personal Banking and Wealth Management

PBWM revenues of $6.4 billion increased 9%, as net interest income growth, driven by strong loan growth across US Personal Banking, was partially offset by a decline in non-interest revenue, driven by the lower investment product revenues in Global Wealth Management.

US Personal Banking revenues of $4.7 billion increased 18%. Branded Cards revenues of $2.5 billion increased 18%, primarily driven by the higher net interest income as card spend volumes increased 9% and average loans increased 15%. Retail Services revenues of $1.6 billion increased 24%, primarily driven by the higher net interest income. Retail Banking revenues of $613 million increased 3%, primarily driven by higher mortgage revenue and strong growth in installment lending, partially offset by the impact of the transfer of relationships and the associated deposit balances to Global Wealth Management.

Global Wealth Management revenues of $1.8 billion decreased 9%, driven by investment product revenue headwinds and higher interest rates paid on deposits, particularly in the Private Bank.

PBWM operating expenses of $4.3 billion increased 9%, primarily driven by investments in transformation and other risk and control investments.

PBWM cost of credit was $1.6 billion, compared to $(376) million in the prior-year period. The increase was largely driven by a net build in the ACL for loans and unfunded commitments of $501 million in the current quarter, primarily driven by a deterioration in macroeconomic assumptions and growth in card revolving balances, compared to a net ACL release of $1.1 billion in the prior-year period. Net credit losses of $1.1 billion increased 58% from near historically low levels, reflecting ongoing normalization in Branded Cards and Retail Services.

PBWM net income of $489 million decreased 74%, driven by the higher cost of credit and the higher expenses, partially offset by the higher revenues.

Legacy Franchises ($ in millions, except as otherwise noted)	1Q'23	4Q'22	1Q'22	QoQ%	YoY%
Asia Consumer	$1,509	$772	$787	95%	92%
Mexico Consumer/SBMM(a)	1,322	1,255	1,139	5%	16%
Legacy Holdings Assets	21	25	5	(16)%	NM
Total Legacy revenues, net of interest expense	2,852	2,052	1,931	39%	48%

Total operating expenses	1,752	1,830	2,293	(4)%	(24)%

Net credit losses	186	168	151	11%	23%
Net ACL build / (release)(b)	(15)	(58)	(22)	74%	32%
Other provisions(c)	174	13	31	NM	NM
Total cost of credit	345	123	160	NM	NM

Net income (loss)	$604	$72	$(383)	NM	NM

Key Indicators ($B)
Asia Consumer EOP loans	10	13	20	(25)%	(49)%
Asia Consumer EOP deposits	14	15	18	(1)%	(18)%
Mexico Consumer/SBMM EOP loans(a)	24	22	21	10%	16%
Mexico Consumer/SBMM EOP deposits(a)	38	37	34	5%	13%
Legacy Holdings EOP loans	3	3	4	(7)%	(24)%

Note: Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) SBMM refers to Small Business & Middle Market Banking.

(b) Includes credit reserve build / (release) for loans and provision for credit losses on unfunded lending commitments.

(c) Includes provisions for policyholder benefits and claims, HTM debt securities and other assets.

Legacy Franchises

Legacy Franchises revenues of $2.9 billion increased 48%, primarily driven by the gain on the sale of the India consumer business, partially offset by the absence of closed exit markets and wind-downs.

Legacy Franchises expenses of $1.8 billion decreased 24%, largely driven by the absence of the goodwill impairment in Asia recorded in the prior-year period and the benefit of the closed exit markets and wind-downs.

Legacy Franchises cost of credit was $345 million, compared to $160 million in the prior-year period, and included net credit losses of $186 million, other provisions of $174 million driven by macroeconomic deterioration, and a net ACL release of $15 million.

Legacy Franchises net income was $604 million, compared to a net loss of $(383) million in the prior-year period, primarily reflecting the higher revenues and the lower expenses, partially offset by the higher cost of credit.

3
Corporate / Other ($ in millions)	1Q'23	4Q'22	1Q'22	QoQ%	YoY%
Revenues, net of interest expense	$914	$699	$190	31%	NM

Total operating expenses	310	247	260	26%	19%

Total cost of credit(a)	111	-	-	NM	NM

Income (loss) from continuing operations	259	431	192	(40)%	35%

Net income (loss)	$255	$431	$189	(41)%	35%

(a) Includes provisions for HTM debt securities and other assets.

Corporate / Other

Corporate / Other revenues increased to $914 million from $190 million in the prior-year period, largely driven by higher net revenue from the investment portfolio, primarily due to higher interest rates.

Corporate / Other expenses of $310 million increased 19%, driven by increases in transformation and other risk and control investments, partially offset by lower consulting expenses.

Corporate / Other cost of credit of $111 million was driven by a reserve build.

Corporate / Other income from continuing operations was $259 million, compared to $192 million in the prior-year period, largely reflecting the higher net revenue from the investment portfolio.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (800) 343-1703 (for U.S. and Canada callers) or (785) 424-1226 (for international callers).

Additional financial, statistical and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s First Quarter 2023 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in nearly 160 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors. These factors include, among others: continued elevated levels of inflation and its impacts; elevated interest rates and the impacts on macroeconomic conditions, customer and client behavior, as well as Citi’s funding costs; potential recessions in the U.S., Europe and other countries; Citi’s ability to execute against its transformation and other strategic initiatives, including consummation of its remaining exits and wind-downs and any loss on sale and temporary capital impacts related to currency translation adjustment (CTA) losses and other impacts; the impacts related to or resulting from recent bank failures and other volatility, including potential increased regulatory requirements and costs and potential impacts to macroeconomic conditions; the impacts related to or resulting from Russia’s war in Ukraine; and the precautionary statements included in this release. These factors also consist of those contained in Citigroup’s filings with the U.S. Securities Exchange and Commission, including without limitation the “Risk Factors” section of Citigroup’s 2022 Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citi does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Contacts:
Investors: Jennifer Landis (212) 559-2718
Press: Danielle Romero-Apsilos (212) 816-2264

Appendix A

Citigroup ($in millions)
Net Income	$4,606
Less: Preferred Dividends	277
Net Income to Common Shareholders	$4,329

Common Share Repurchases	-
Common Dividends	1,000
Total Capital Returned to Common Shareholders	$1,000

Payout Ratio	23%

Average TCE	$161,050

RoTCE	10.9%

Appendix B

Citigroup ($ in millions, except per share amounts)	1Q'23	1Q'22	YoY
Total Citigroup Revenues - As Reported	$21,447	$19,186	12%
Less:
Total Divestiture Impact on Revenue(5)	$1,018	$(47)
Total Citigroup Revenues, Excluding Divestiture Impacts	$20,429	$19,233	6%
Total Citigroup Operating Expenses - As Reported	$13,289	$13,165	1%
Less:
Total Divestiture Impact on Operating Expenses(5)	$73	$559
Total Citigroup Operating Expenses, Excluding Divestiture Impacts	$13,216	$12,606	5%

Total Citigroup Cost of Credit - As Reported	$1,975	$755	NM
Less:
Total Divestiture Impact on Cost of Credit(5)	(8)	71
Total Citigroup Cost of Credit, Excluding Divestiture Impacts	$1,983	$684	NM

Total Citigroup Net Income - As Reported	$4,606	$4,306	7%
Less:
Total Divestiture Impact on Revenue(5)	1,018	(47)
Total Divestiture Impact on Operating Expenses(5)	73	559
Total Divestiture Impact on Cost of Credit(5)	(8)	71
Total Divestiture Impact on Taxes(5)	305	(89)
Total Citigroup Net Income, Excluding Divestiture Impacts	$3,958	$4,894	(19%)

Citigroup Diluted EPS - As Reported	$2.19
Less:
Total Divestiture Impact on Citigroup Diluted EPS(5)	$0.33
Citigroup Diluted EPS, Excluding Divestiture Impacts	$1.86

Appendix C

($in millions)	1Q'23(1)	4Q'22	1Q'22

Citigroup Common Stockholders' Equity(2)	$188,186	$182,325	$178,845
Add: Qualifying noncontrolling interests	137	128	126
Regulatory Capital Adjustments and Deductions:
Add: CECL transition provision(3)	1,514	2,271	2,271
Less:
Accumulated net unrealized gains (losses) on cash flow hedges, net of tax	(2,161)	(2,522)	(1,440)
Cumulative unrealized net gain (loss) related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax	1,037	1,441	27
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(4)	18,844	19,007	20,120
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,607	3,411	3,698
Defined benefit pension plan net assets; other	1,999	1,935	2,230
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards(5)	11,783	12,197	11,701
Excess over 10% / 15% limitations for other DTAs, certain common stock investments, and MSRs(5)(6)	1,052	325	1,157

Common Equity Tier 1 Capital (CET1)	$153,676	$148,930	$143,749

Risk-Weighted Assets (RWA)(3)	$1,144,592	$1,142,985	$1,257,293

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	13.4%	13.0%	11.4%
Note:	Citi’s binding CET1 Capital ratios were derived under the Basel III Standardized Approach for all periods reflected.
(1)	Preliminary.
(2)	Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.
(3)	Please refer to Footnote 2 at the end of this press release for additional information.
(4)	Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.
(5)

Represents deferred tax excludable from Basel III CET1 Capital, which includes net DTAs arising from net operating loss, foreign tax credit and general business credit tax carry-forwards and DTAs arising from timing differences (future deductions) that are deducted from CET1 capital exceeding the 10% limitation.

(6)

Assets subject to 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions. For all periods presented, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

Appendix D

($in millions)	1Q'23(1)	4Q'22	1Q'22

Common Equity Tier 1 Capital (CET1)(2)	$153,676	$148,930	$143,749

Additional Tier 1 Capital (AT1)(3)	21,499	20,215	20,266

Total Tier 1 Capital (T1C) (CET1 + AT1)	$175,175	$169,145	$164,015

Total Leverage Exposure (TLE)(2)	$2,944,452	$2,906,773	$2,939,533

Supplementary Leverage Ratio (T1C / TLE)	5.9%	5.8%	5.6%

(1)Preliminary.

(2)Please refer to Footnote 2 at the end of this press release for additional information.

(3)Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix E

($ and shares in millions, except per share amounts)	1Q'23(1)	4Q'22	1Q'22

Common Stockholders' Equity	$188,050	$182,194	$178,714
Less:
Goodwill	19,882	19,691	19,865
Intangible Assets (other than MSRs)	3,974	3,763	4,002
Goodwill and Identifiable Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	246	589	1,384
Tangible Common Equity (TCE)	$163,948	$158,151	$153,463

Common Shares Outstanding (CSO)	1,947	1,937	1,942

Tangible Book Value Per Share	$84.21	$81.65	$79.03

(1)	Preliminary.

Appendix F

($ and shares in millions, except per share amounts)	1Q'23(1)	4Q'22	1Q'22	% Δ QoQ	% Δ YoY

Total Banking Revenues – As Reported	$1,165	$889	$1,886	31%	(38)%
Less:
Gain/(loss) on loan hedges(6)	$(199)	$(300)	$169
Total Banking Revenues – Excluding Gain/(loss) on loan hedges	$1,364	$1,189	$1,717	15%	(21)%

Appendix G

($ and shares in millions, except per share amounts)	1Q'23(1)	4Q'22	1Q'22	% Δ QoQ	% Δ YoY

Banking Corporate Lending Revenues – As Reported	$391	$224	$858	60%	(54)%
Less:
Gain/(loss) on loan hedges(6)	$(199)	$(300)	$169
Banking Corporate Lending Revenues – Excluding Gain/(loss) on loan hedges	$590	$544	$689	8%	(14)%

(1) Preliminary. Citigroup’s return on average tangible common equity (RoTCE) is a non-GAAP financial measure. RoTCE represents annualized net income available to common shareholders as a percentage of average tangible common equity (TCE). For the components of the calculation, see Appendix A. See Appendix E for a reconciliation of common equity to tangible common equity.

(2) Ratios as of March 31, 2023 are preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio and Supplementary Leverage ratio (SLR) reflect certain deferrals based on the modified regulatory capital transition provision related to the Current Expected Credit Losses (CECL) standard. Excluding these deferrals, Citigroup’s CET1 Capital ratio and SLR as of March 31, 2023 would be 13.3% and 5.9%, respectively, on a fully reflected basis. For additional information, see “Capital Resources—Regulatory Capital Treatment—Modified Transition of the current expected” in Citigroup’s 2022 Annual Report on Form 10-K.

For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C. For the composition of Citigroup’s SLR, see Appendix D.

(3) Citigroup’s payout ratio is the sum of common dividends and common share repurchases divided by net income available to common shareholders. For the components of the calculation, see Appendix A.

(4) Citigroup’s tangible book value per share is a non-GAAP financial measure. See Appendix E for a reconciliation of common equity to tangible common equity and resulting calculation of tangible book value per share.

(5) First quarter 2023 results included divestiture-related impacts of $953 million in earnings before taxes ($648 million after-tax), primarily recorded in Legacy Franchises. This amount included (i) $1 billion primarily related to the gain on sale of the India consumer business, recorded in Other revenue; (ii) $73 million of aggregate divestiture-related costs, recorded in Operating expenses; (iii) a $8 million benefit of divestiture-related credit costs; and (iv) and related taxes of $305 million.

First quarter 2022 results included Asia Consumer Banking divestiture-related impacts of $(677) million in earnings before taxes ($(588) million after-tax), recorded in Legacy Franchises, reflecting (i) the revenue impact from a pretax loss due to the sale of the Australia consumer business of $(118) million; this pretax loss included an ACL release of $(104) million and a net revenue impact of $(14) million due to contractual adjustments of the divestiture recorded in Other revenue; (ii) revenues and credit costs also exclude a cost of credit reclass of approximately $71 million, as once a divestiture is classified as held for sale, credit costs, including ACL builds/releases and NCL’s are reclassified to Other Revenue; (iii) the operating expense impact related to a goodwill write-down of approximately $535 million due to the re-segmentation and sequencing of divestitures, as well as costs related to the Korea Voluntary Early Retirement Program (VERP) of $24 million ; and (iv) related taxes of $(89) million.

Results of operations excluding these divestiture-related impacts are non-GAAP financial measures. For a reconciliation to reported results, please refer to Appendix B.

(6) Credit derivatives are used to economically hedge a portion of the Corporate Lending portfolio that includes both accrual loans and loans at fair value. Gain / (loss) on loan hedges includes the mark-to-market on the credit derivatives and the mark-to-market on the loans in the portfolio that are at fair value. In the first quarter 2023, gain / (loss) on loan hedges included $(199) million related to Corporate Lending, compared to $169 million in the prior-year period. The fixed premium costs of these hedges are netted against the Corporate Lending revenues to reflect the cost of credit protection. Citigroup’s results of operations excluding the impact of gain / (loss) on loan hedges are non-GAAP financial measures. For a reconciliation to reported results, please refer to Appendix F and G.